Exhibit 10.3

    AIRCRAFT TIME SHARING AGREEMENT

This Aircraft Time Sharing Agreement (“Agreement”) is effective as of the 20th day of December, 2022 (“Effective Date”), by and between MICHAEL KORS (USA), INC., with a place of business at 11 West 42nd Street, 28th Floor, New York, New York 10036 (“Lessor”), and JOHN IDOL, an individual with an address of 11 West 42nd Street, 28th Floor, New York, New York 10036 (“Lessee”).

    W I T N E S S E T H

WHEREAS, Delaware Trust Company, not in its individual capacity but solely as owner trustee U/T/D 11-3-15 (“Owner”) is the registered owner of that certain Bombardier Inc. BD-700-1A11 (Global 5500) aircraft, bearing manufacturer’s serial number 60067, currently registered with the Federal Aviation Administration (“FAA”) as N778CH (“Aircraft”) and has leased the Aircraft to Michael Kors Aviation, L.L.C. (“MK AVIATION”) which has subleased the Aircraft to Lessor (collectively, “Lease Documents”);

WHEREAS, Lessor employs or engages a fully qualified flight and credentialed crew to operate the Aircraft;

WHEREAS, Lessor has agreed to lease the Aircraft with flight crew, on a periodic, non-exclusive time sharing basis, as defined in Section 91.501(c) of the Federal Aviation Regulations (“FAR”) upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee, intending to be legally bound, hereby agree as follows:

ARTICLE I        TIME SHARING; TERM AND TERMINATION.

A.Subject to Aircraft availability, commencing on the date of execution and delivery of this Agreement, Lessor agrees to lease the Aircraft to Lessee pursuant to the provisions of FAR Section 91.501(c)(1) and to provide a fully-qualified flight crew for all operations hereunder, including positioning flights. Each such trip shall be predicated upon Aircraft and crew availability, and will be scheduled in advance between Lessee and Lessor, at mutually-agreeable times. The parties acknowledge and agree that this Agreement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of Lessor or any person purportedly acting on behalf of Lessor. Lessor and Lessee intend that the lease of the Aircraft effected by this Agreement shall be treated as a “wet lease” pursuant to which Lessor provides transportation services to Lessee in accordance with FAR Section 91.501(b)(6) and Section 91.501(c)(1).

B.The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated by either party upon written notice to the other party.

C.For each flight conducted under this Agreement, including positioning and other deadhead legs flown in connection with an occupied leg hereunder, Lessee shall pay Lessor the following actual expenses of such flight, the total of which is not to exceed the maximum amount legally payable by Lessee to Lessor for such flight under FAR Section 91.501(d)(1)-(10);

(a)    Fuel, oil, lubricants, and other additives;
(b)    Travel expenses of the crew, including food, lodging and ground                     transportation;
(c)     Hangar and tie down costs away from the Aircraft's base of operation;
(d)    Additional insurance obtained for the specific flight;
(e)    Landing fees, airport taxes and similar assessments;
(f)    Customs, foreign permits, and similar fees directly related to the flight;
(g)    In-flight food and beverages;
(h)    Passenger ground transportation;
(i)    Flight planning and weather contract services; and
(j)    An additional charge equal to 100% of the expenses listed in clause (a) above.

D.    Lessor shall pay all expenses related to the operation of the Aircraft under this Agreement when incurred. As soon as possible after the end of each calendar month during the Term of this Agreement Lessor shall provide to Lessee an invoice showing all use of the Aircraft by Lessee under this Agreement during that month and a complete accounting detailing all amounts payable by Lessee pursuant to Article 1(C) for that month, including all expenses paid or incurred by Lessor for which reimbursement is sought. This invoice shall be paid within 30 days of receipt.

ARTICLE II        OPERATIONAL CONTROL.

Lessor and Lessee intend and agree that all times during the Term of this Agreement, Lessor shall have complete and exclusive operational control over the Aircraft, its flight crew and maintenance, and complete and exclusive possession, command and control of the Aircraft. Lessor shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.

Lessee shall have no responsibility for scheduling, dispatching or flight following on any flight conducted under this agreement, nor any right over initiating, conducting or terminating any such flight. Nothing in this Agreement is intended or shall be construed so as to convey to Lessee any operational control over, or possession, command and control of, the Aircraft, all of which are expressly retained by Lessor.

ARTICLE III        SCHEDULING OF AIRCRAFT.

A.To the extent possible, Lessor shall accommodate Lessee’s request for the scheduling of flights pursuant to this Agreement, contingent upon Aircraft and crew availability.

B.Lessee will provide Lessor with requests for flight times and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time shall be in a form (whether written or oral), mutually agreed by the parties. In addition to the proposed schedules and flight times, Lessee shall provide at least the following information for each proposed flight prior to scheduled departure. (i) proposed departure point; (ii) destination; (iii) date and time of flight; (iv) the number of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that Lessor or the flight crew may request.

C.Subject to Aircraft and crew availability, Lessor shall use its good faith efforts, consistent with Lessor’s approved policies, in order to accommodate the needs of Lessee, to avoid conflicts in scheduling, and to enable Lessee to enjoy the benefits of this Agreement; however, Lessee acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, (i) Lessor shall have sole and exclusive final authority over the scheduling of the Aircraft; and (ii) the needs of Lessor for the Aircraft shall take precedence over Lessee’s rights and Lessor’s obligations under this Agreement. All obligations of Lessor and Lessee hereunder shall be performed and fulfilled in a manner consistent with the requirements of the Lease Documents.

D.Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party. In the event that cancellation is necessary, the canceling party shall provide the maximum notice practicable. Cancellations shall be minimized to the maximum extent possible.

ARTICLE IV        CREW.

A.Lessor shall ensure that for each flight conducted under this Agreement, the Aircraft will be under the command of a flight crew which is duly licensed and rated by the U.S. Federal Aviation Administration and which has appropriate currency in landing (day and night), instrument flight requirements as well as current medical certification. All flight crewmembers shall be included on any insurance policies that Lessor is required to maintain hereunder.

B.In accordance with applicable Federal Aviation Regulations, Lessor’s qualified flight crew provided under this Agreement will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessor’s flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that in the judgment of the pilot-in-command is necessitated by consideration of safety. No such action of the pilot-in-command shall create or support any liability for loss, injury, damage or delay to either party or any other person. The parties further agree that neither party shall not be liable for delay or failure when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God or any other event or circumstance beyond its reasonable control.

ARTICLE V        CONDITION OF THE AIRCRAFT.

Lessor shall ensure for each flight conducted under this Agreement, the Aircraft has been property inspected and maintained in accordance with the requirements of the U.S. Federal Aviation Administration; and all aircraft equipment and systems are in correct operating condition. Lessor shall be solely responsible for securing all maintenance, preventative maintenance and required inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft hereunder, unless such maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations and within the sound discretion of the pilot-in-command.

ARTICLE VI        TITLE AND RISK OF LOSS.

Title and risk of loss for the Aircraft shall remain exclusively with Lessor during the entire Term of this Agreement.

ARTICLE VII    INSURANCE.

A. During the entire Term of this Agreement, Lessor shall maintain in full force and effect all risk hull insurance covering the full value of the Aircraft. Lessor’s hull insurer shall waive any right of subrogation it may have against Lessee under such policy with respect to loss, damage or destruction of the Aircraft during any flight under this Agreement. Additionally, Lessor will maintain and have in force its standard aircraft liability insurance policy during the entire Term of the Agreement with a minimum combined single limit of Three Hundred Million U.S. Dollars (US $300,000,000.00).

B.Such insurance shall (i) name Lessee and his employees, agents, licensees, servants and guests as additional insured; (ii) provide for 30 days written notice to Lessee by such insurer of cancellation, change, non-renewal or reduction cancellation or material change in coverage (ten days in the case of non-payment of premiums, and seven days, or such shorter period then prevailing in the business aviation insurance market, in the case of war risk and allied perils coverage); (iii) cover Lessor’s indemnity obligations under Article X hereof; and (iv) permit the use of the Aircraft by Lessor for compensation or hire; and (v) be primary insurance, not subject to any co-insurance clause and without right of contribution from any other insurance.

C.Lessor shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing. Lessee also acknowledges that any trips scheduled to the European Union may require Lessor to purchase additional insurance to comply with local regulations. The cost of all additional flight specific insurance shall be borne by Lessee as set forth in Article 1(C)(d).

D.Lessor shall ensure that worker’s compensation insurance with all-states coverage is provided for the Aircraft’s crew and maintenance personnel.

E.At Lessee’s request, Lessor shall deliver certificates or binders of insurance to Lessee with respect to the insurance required or permitted to be provided hereunder no later than the first flight of the Aircraft under this Agreement and upon the renewal date of each policy.

F.Lessee and Lessor shall not do, nor omit to do, nor permit to be done, any act in breach of any of the required insurance whereby any of such insurance might be, in whole or in part, invalidated, unenforceable, revoked, suspended, adversely amended or allowed to lapse, so as to maintain such insurance in full force and effect at all times. In no event shall Lessor suffer or permit the Aircraft to be used or operated under this Agreement without such insurance being fully in effect.

ARTICLE VIII    LESSOR’S REPRESENTATIONS AND WARRANTIES.

Lessor represents and warrants that:

A.It shall conduct all operations under this Agreement in compliance with (i) all applicable provisions of all governmental authorities having jurisdiction, including, but not limited to, the Federal Aviation Administration and the governmental authorities of each foreign jurisdiction in or over which the Aircraft may be operated hereunder; (ii) the terms, conditions and limitations of, and in the geographical areas allowed by, the insurance policies required hereunder; and (iii) the operating instructions of the Aircraft’s flight manual and the manufacturers’ operating and maintenance instructions.

B.The Aircraft is, and at all times during the Term of this Agreement shall continue to be, in airworthy condition and in full compliance with all applicable rules of the Federal Aviation Administration and all of the manufacturers’ maintenance requirements.

C.In no event shall Lessor suffer or permit the Aircraft to be used or operated during the Term without the insurance required hereunder being fully in effect, including, without limitation, use of the Aircraft in any geographical area not covered by the policies issued to Lessee and then in effect.

D.Lessor will carry a copy of this Agreement in the Aircraft at all times that the Aircraft is being operated hereunder.

E.EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LESSOR HAS MADE NO REPRESENTAITONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, INCLUDING ANY WITH RESPECT TO ITS CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, HOWEVER ARISING.

ARTICLE IX        LESSEE’S REPRESENTATIONS AND WARRANTIES.

Lessee represents and warrants that:

A.Lessee shall not use the Aircraft to carry persons or property for compensation or hire (except as permitted under FAR 91.501 (b)) or in any manner which would constitute common carriage within the provisions of the Federal Aviation Regulations.

B.Lessee shall not attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

C.Lessee will abide by and conform to all laws, governmental and airport orders, rules and regulations, as shall be imposed upon the lessee of an aircraft under a time sharing agreement and the applicable company policies of Lessor.

ARTICLE X        INDEMNIFICATION.

A.Lessor hereby covenants and agrees that Lessor shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessee and Lessee’s agents, guests, invitees, licensees and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees (collectively, “Liabilities”), arising out of or in connection with: (i) Lessor’s operation or maintenance of the

Aircraft, (ii) Lessor’s performance of or failure to perform any of its obligations under this Agreement, or (iii) any other breach by Lessor of any of its representations, warranties, covenants or agreements set forth in this Agreement, except to the extent that such Liabilities are attributable to the negligence or willful misconduct of Lessee and his agents, guests, invitees, licensees and employees; provided, however, that in the case of any Liabilities that result from the occurrence of any event of the type insured against pursuant to Article VII(A), the insurance described in Article VII(A) shall be the sole recourse of Lessee and Lessee’s agents, guests, invitees, licensees and employees for any and all Liabilities attributable to the use, operation or maintenance of the Aircraft pursuant to this Agreement or performance of or failure to perform any obligation under this Agreement.

B.Lessee hereby covenants and agrees that Lessee shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessor and Lessor’s agents, guests, invitees, licensees and employees from and against any and all Liabilities arising out of or in connection with: (i) Lessee’s performance of or failure to perform any of his obligations under this Agreement or (ii) any other breach by Lessee of any of his representations, warranties, covenants or agreements set forth in this Agreement, except to the extent that such Liabilities are attributable to the negligence or willful misconduct of Lessor or its agents and employees.

ARTICLE XI         ASSIGNMENT AND DELEGATION; SUCCESSORS AND ASSIGNS.

Neither party may assign its rights nor delegate its obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.

ARTICLE XII    TAXES.

    Lessee shall pay all applicable Federal transportation taxes and any sales, use or other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee under this Agreement. Lessor shall be responsible for collecting from Lessee and paying over to the appropriate agencies all applicable Federal transportation taxes and any sales, use or other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee under this Agreement. Without limiting the generality of the indemnification obligation set forth in Article X, each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

ARTICLE XIII    AMENDMENT.

    This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

ARTICLE XIV    NOTICES.

    All non-routine communications and notices delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by nationally-utilized overnight delivery service, confirmed facsimile transmission or Portable Document Format (PDF). Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in a manner set forth in this Article XIV. Notices shall be deemed to have been given and made on the business day on which hand-delivered or sent by confirmed facsimile or PDF or one business day after having been sent by nationally-utilized overnight delivery service. Routine communications may be made by e-mail. For purposes of this Agreement, a “business day” is any day (other than a Saturday or Sunday) on which banks in New York, New York are authorized or required to be open for business.

ARTICLE XV    CHOICE OF LAW; ENTIRE AGREEMENT; COUNTERPARTS.

A.This Agreement shall be interpreted under and governed by the laws of the State of Delaware for all purposes, including any dispute that may arise hereunder. If any provision of this Agreement conflicts with any statute or rule or law of the State of Delaware, or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability, and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

B.This Agreement sets for the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, representations, warranties or negotiations by or between the parties with respect thereto, all of which are hereby cancelled. There are no other agreements or representations, oral or written, express or implied, with respect to the subject matter of this Agreement that are not expressly set forth in this Agreement. The representations, warranties and indemnities set forth in this Agreement shall survive the termination of this Agreement.

C.This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart. Each party may transmit its signature by confirmed facsimile or PDF and any counterpart of this Agreement sent in either such manner shall have the same force and effect as a manually-executed original.

D.Lessor is strictly an independent contractor lessor/provider of transportation services with respect to Lessee. Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent. All persons furnished by Lessor for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered Lessor’s employees and agents.

ARTICLE XVI    TRUTH IN LEASING COMPLIANCE.

Lessor, on behalf of the Lessee, shall (i) mail or deliver a copy of this Agreement to the Aircraft Registration Branch, Technical Section, of the FAA in Oklahoma City within 24 hours of its execution; (ii) notify the nearest Flight Standards District Office at least 48 hours prior to the first flight of the Aircraft under this Agreement of the registration number of the Aircraft, and the location of the airport or departure and departure time of the first flight;; and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

[Intentionally Left Blank]

ARTICLE XVII    TRUTH IN LEASING; FAR SECTION 91.23(c).

A.LESSOR HEREBY CERTIFIES THAT THE BOMBARDIER INC. BD-700-1A11 (GLOBAL 5500) AIRCRAFT, BEARING MANUFACTURER’S SERIAL NUMBER 60067, CURRENTLY REGISTERED WITH THE FEDERAL AVIATION ADMINISTRATION AS N778CH HAS BEEN MAINTAINED AND INSPECTED UNDER FEDERAL AVIATION REGULATION PART 91 DURING THE ENTIRE PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT IN WHICH THE AIRCRAFT WAS REGISTERED IN THE UNITED STATES. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

B.MICHAEL KORS (USA), INC., WHOSE ADDRESS IS SET FORTH ABOVE, HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL OPERATIONS UNDER THIS AGREEMENT.

C.EACH PARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

D.THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties hereby have caused this Time Sharing Agreement to be executed in their names and on their behalf by their respective duly authorized agents.

LESSOR – MICHAEL KORS (USA), INC.

By:         /s/ Thomas J. Edwards, Jr.
Title:     EVP, CFO, & COO
Date:     December 20, 2022

LESSEE

    /s/ John D. Idol
John Idol

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING” REQUIREMENTS

1.Mail a copy of to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty four hours after it is signed):

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

2.Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this agreement.

3.Carry a copy in the aircraft at all times.